LYNCH INTERACTIVE CORPORATION
                  8 Sound Shore Drive, Suite 290
                       Greenwich, CT 06830
                          (203) 629-3333



                                        December 5, 1997



Mr. Curtis A. Sampson
Chairman & Chief Executive Officer
Hector Communications Corporation
211 South Main Street
Hector, Minnesota 55342

Dear Mr. Sampson:

     Reference is made to Lynch Interactive Corporation's letter to Hector Communications Corporation dated October 14, 1997. Lynch Interactive is hereby withdrawing said letter. Lynch Corporation may, from time to time, increase or decrease its holdings of Hector stock.

                                        Sincerely,



                                        Robert E. Dolan